Exhibit 99.1

BTU International Reports Fourth Quarter and Fiscal Year 2007 Results

2007 Solar energy equipment sales doubled; bookings up 2.5X.

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the alternative energy and electronics manufacturing markets, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth quarter net sales were $18.3 million, up 11 percent compared to $16.5 million in the preceding quarter, and up 10 percent compared to $16.6 million for the same quarter a year ago. Net income for the fourth quarter of 2007 was $0.6 million, or $0.06 per diluted share, compared to a net income of $0.5 million, or $0.06 per diluted share, in the preceding quarter, and compared to a net income of $1.0 million, or $0.11 per diluted share, in the fourth quarter of 2006.

Net sales for the year 2007 were $ 63.7 million compared to $78.3 million for the year 2006. Net income for 2007 was $ 1.9 million, or $0.21 per diluted share, compared to a net income of $9.2 million, or $0.98 per diluted share, for 2006.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, chairman and CEO, said: “Revenues and income before tax for the quarter were in line with expectations. However, the per share earnings were negatively impacted by $0.04 due to a higher than forecasted effective tax rate in one of our overseas subsidiaries.”

“For 2007 the electronics assembly business was down by 30 percent compared to the previous year. On the other hand, we saw strong growth in our alternative energy business. In solar photovoltaics, we were able to double our revenues for the year and bookings increased by more than two and a half times. We achieved our goals and are on track with our performance and growth potential in both silicon and thin film based technologies.”

Outlook

“As we enter 2008, BTU is rapidly implementing a strategy based upon the success in our energy related businesses. We have set up a new Energy Business Group, and hired key individuals to drive the strategy and prepare for the expected growth. We believe that we can optimize our performance and maximize the return for our investors by aggressively pursuing these opportunities. In addition, we are investing heavily in technology and new product development.”

“The cost of these initiatives, coupled with the recent turmoil in the financial markets and potentially lower capital expenditures for at least the next few quarters—which affects primarily our electronics assembly business—will no doubt have a near-term negative impact on our bottom line. The investments we are making are critically necessary to fully exploit the opportunities before us in alternative energy-related businesses. We are purposely choosing the course that will maximize our longer term success.”

“As regards the first quarter of 2008, we expect revenues to be in a range of $15.8 to $ 16.8 million. We also expect the bottom line for the first quarter to be marginally profitable due to the higher level of expenses for the buildup of the energy business.”

“We aim to double our solar business in 2008 as compared to 2007, and are pursuing a strategy that will allow us to double again for 2009. Our actions and plans for our energy business are described more fully in a separate press release issued today,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2008, in a conference call to be held today, February 26, at 5:00 p.m. Eastern Time. A webcast of the conference call will be available on BTU’s website at www.btu.com or at www.streetevents.com. Replays of the call will be available through March 14, and can be accessed at these websites or by phone at (888) 203-1112, passcode: 4554620.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains express or implied forward-looking statements regarding, among other things: (i) the company’s expectation of growth in the alternative energy segment and the future mix of business, (ii) the company’s expectation of first quarter 2008 revenues and profitability, and (iii) and the company’s expectation for continued growth and success. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2007. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 26, 2008, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net sales	$18,267	$16,563	$63,723	$78,289
Costs of goods sold	10,557	9,507	36,336	46,554

Gross profit	7,710	7,056	27,386	31,735

Operating expenses:
Selling, general and administrative	5,218	4,406	19,009	17,139
Research, development
and engineering	1,479	1,506	5,658	5,065
Operating income	1,014	1,144	2,719	9,531

Interest income	176	244	909	667
Interest expense	(152)	(173)	(602)	(562)
Foreign Exchange Gain/(Loss)	42	(178)	(478)	(232)
Other income/(Loss)	(3)	2	107	7

Income before provision
for income taxes	1,077	1,039	2,654	9,411

Provision for income taxes	(518)	(21)	(706)	(189)

Net income	$559	$1,018	$1,948	$9,222

Income per share:
Basic	$0.06	$0.11	$0.21	$1.01
Diluted	$0.06	$0.11	$0.21	$0.98

Weighted average number of
shares outstanding:
Basic shares	9,332,354	9,177,977	9,296,935	9,120,708
Effect of dilutive options	192,235	250,551	187,568	319,341

Diluted shares	9,524,589	9,428,528	9,484,503	9,440,049

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2007	2006

Current assets
Cash and cash equivalents	$25,065	$25,100
Accounts receivable	18,832	16,149
Inventories	16,891	17,357
Other current assets	787	528

Total current assets	61,575	59,134

Property, plant and equipment, net	5,536	4,156

Other assets, net	2,401	2,397

Total assets	$69,512	$65,687

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$277	$268
Trade accounts payable	5,645	5,023
Other current liabilities	5,088	5,312

Total current liabilities	11,010	10,603

Long-term debt, less current portion	9,267	9,552

Long-term liabilities	300	600

Total liabilities	20,577	20,755

Total stockholders' equity	48,935	44,932

Total liabilities and stockholders' equity	$69,512	$65,687

CONTACT:
Company Contact:
BTU International, Inc.
Tom Kealy, 978-667-4111
Vice President, CAO
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel